EXHIBIT 2.1
STOCK PURCHASE AGREEMENT
By and Among
Q2 SOFTWARE, INC.
CENTRIX SOLUTIONS, INC.
ALL SHAREHOLDERS OF CENTRIX SOLUTIONS, INC.
AND
TIMOTHY L. SCHNELL, AS AGENT
Dated as of July 31, 2015

1.	Sale of Shares of Capital Stock		1
	1.1	Purchase Price	1
	1.2	Closing Deliveries	1
	1.3	Allocation of Purchase Price	3
	1.4	Required Withholding	3
	1.5	Purchase Price Adjustments.	4
	1.6	Defined Terms Used in this Agreement	6
2.	Representations and Warranties of the Company		12
	2.1	Organization, Good Standing, Corporate Power and Qualification	12
	2.2	Capitalization	12
	2.3	Subsidiaries	13
	2.4	Authorization	13
	2.5	Governmental Consents and Filings	13
	2.6	Litigation	13
	2.7	Intellectual Property	14
	2.8	Compliance with Other Instruments	18
	2.9	Agreements; Actions	19
	2.10	Certain Transactions	20
	2.11	Title to Property and Assets; Leases	20
	2.12	Financial Statements	21
	2.13	Changes	21
	2.14	Compliance with Laws	23
	2.15	Employee Matters/ERISA	23
	2.16	Insurance	24
	2.17	Taxes	25
	2.18	Permits	27
	2.19	Corporate Documents	27
	2.20	Environmental and Safety Laws	27
	2.21	Brokers’ and Finders’ Fees	27
	2.22	Customers and Suppliers	28
	2.23	FCPA; Import / Export	28
	2.24	Restrictions on Business Activities	28
	2.25	Bank Accounts; Letters of Credit	28
	2.26	Warranties	29
	2.27	Disclosure	29
3.	Representations and Warranties of the Shareholders		29
	3.1	Capitalization Matters	29
	3.2	Conflicting Agreements	29
	3.3	Litigation	30
	3.4	Shareholder Agreements	30
	3.5	Prior Legal Matters	30
	3.6	Authority of Shareholders	30
4.	Representations and Warranties of the Purchaser		30
	4.1	Organization, Good Standing, Qualification and Power	30
	4.2	Authorization	31
5.	Covenants		31

ii

	5.1	Post-Closing Publicity	31
	5.2	Tax Returns; Liability for Taxes; Other Tax Matters	31
	5.3	Releases	32
	5.4	Restrictive Covenants.	33
	5.5	Office Lease	35
	5.6	Further Assurances	35
6.	Indemnification; Remedies		35
	6.1	Survival of Representations and Warranties	35
	6.2	Indemnification	35
	6.3	Indemnification for Purchaser Breaches	37
	6.4	Indemnification Procedures	37
	6.5	Limitations on Indemnification for Breaches of Representations and Warranties	38
	6.6	Indemnity Payments	39
	6.7	Procedures for Claims Against, and Distributions of, Funds Deposited with Escrow Agent	39
	6.8	Tax Treatment of Indemnity Payments	40
	6.9	Exclusive Remedy; Further Limitations	40
7.	Agent		40
	7.1	Appointment of Agent	40
	7.2	Liability of Agent	41
	7.3	Acceptance of Appointment; Survival of Immunities	41
	7.4	Actions of Agent	42
8.	Miscellaneous		42
	8.1	Successors and Assigns	42
	8.2	Governing Law	42
	8.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	42
	8.4	Counterparts; Facsimile	43
	8.5	Titles and Subtitles	43
	8.6	Notices	43
	8.7	Fees and Expenses	45
	8.8	Attorney’s Fees	45
	8.9	Amendments and Waivers	45
	8.10	Severability	45
	8.11	Delays or Omissions	45
	8.12	Entire Agreement	46
	8.13	Joint Negotiation and Drafting	46

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of July 31, 2015 by and among Centrix Solutions, Inc., a Nebraska corporation (the “Company”), the holders of all of the outstanding shares of capital stock of the Company (collectively, the “Shareholders”), Timothy L. Schnell, as Agent of the Shareholders (“Agent”) and Q2 Software, Inc., a Delaware corporation (“Purchaser”).
WHEREAS, the Shareholders desire to sell to Purchaser, and Purchaser desires to acquire from the Shareholders, all of the Equity Interests in and to the Company, on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Sale of Shares of Capital Stock. Subject to the terms and conditions of this Agreement, the Purchaser hereby purchases and acquires, and the Shareholders hereby sell, assign, contribute, transfer and deliver to Purchaser, free and clear of all Liens, all of the shares of the capital stock of the Company held beneficially or of record by each Shareholder (the “Capital Stock”), which shares represent in the aggregate all of the Equity Interests in and to the Company.
1.1    Purchase Price. Subject to Section 1.5 the aggregate consideration payable by Purchaser at the Closing (the “Purchase Price”) shall consist of (i) an aggregate amount equal to the Cash Consideration minus $2,000,000 (the “Escrow Funds”) which will be deposited by Purchaser in escrow pursuant to Section 1.2(d)(i) to be held by Wells Fargo Bank, National Association (the “Escrow Agent”), pursuant to the terms of this Agreement and the Escrow Agreement and (ii) pursuant to, and in accordance with the terms of, that certain Milestone Payment Agreement and Retention Bonus Plan of even date herewith (the “Milestone and Bonus Plan”), the Milestone Payments (as defined therein) payable to the Shareholders, if any, following the achievement of a Milestone (as defined therein).
1.2    Closing Deliveries.
(a)    Closing. The sale of the shares of Capital Stock shall take place remotely via the exchange of documents and signatures concurrently with the execution of this Agreement (which time and place are designated as the “Closing” and the date upon which the Closing occurs, the “Closing Date”).
(b)    Shareholder Deliveries. At the Closing, each Shareholder shall deliver to the Purchaser:
(i)    Certificates representing each share of Capital Stock being purchased by Purchaser from each such Shareholder duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and any other documents as may be reasonably requested by Purchaser to effectuate the transfer of the shares of Capital Stock.
(ii)    A copy of the Escrow Agreement (the “Escrow Agreement”) in substantially the form of Exhibit A hereto, duly executed by Agent.
(iii)    A copy of Purchaser’s employment agreement and employee confidentiality, non-competition and proprietary rights assignment agreement duly executed and delivered by each Shareholder, excluding Austin L. Schnell, who is not an employee, such agreements to be effective upon the Closing.
(iv)    A copy of the applicable Participation Agreement pursuant to the Milestone and Bonus Plan, duly executed and delivered by each Shareholder.
(c)    Company Deliveries. At the Closing, the Company shall deliver to the Purchaser:
(i)    A certificate of the Secretary of the Company certifying that attached thereto are (A) true and complete copies of the Organizational Documents of the Company (in the case of the Company’s articles of incorporation, certified by the Secretary of State of the State of Nebraska as of a date not more than five (5) days before the Closing Date), (B) true and complete copies of resolutions of the board of directors of the Company approving the execution, delivery and performance of the Transaction Agreements and the transactions contemplated under the Transaction Agreements and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect, and (C) resolutions of all Shareholders of the Company, pursuant to the Organizational Documents approving the execution, delivery and performance of the Transaction Agreements and the transactions contemplated under the Transaction Agreements, the appointment effective as of the closing of the persons designated by Purchaser as directors of the Company, and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.
(ii)    A certificate of existence/authorization as of a date within three (3) business days prior to Closing from the Secretary of State in each state where the Company is incorporated, organized or qualified to do business.
(iii)    A certificate which meets the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3), in form and substance reasonably satisfactory to Purchaser, certifying that shares of Capital Stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.
(iv)    An opinion of counsel to the Company, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser.
(v)    Copies of resignation letters effective as of the Closing Date, duly executed and delivered by each officer and director of the Company.

(d)    Purchaser Deliveries. At the Closing, the Purchaser shall deliver:
(i)    To each Shareholder by wire transfer of immediately available funds, such Shareholder’s Percentage of the Purchase Price payable at Closing.
(ii)    To each Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing as set forth in the Closing Certificate, the amount of the Company Transaction Expense and or Company Indebtedness set forth thereon, by wire transfer of immediately available funds.
(iii)    To the Escrow Agent, the Escrow Funds, by wire transfer of immediately available funds.
(iv)    To each Shareholder, excluding Austin L. Schnell, a copy of Purchaser’s employment agreement and employee confidentiality, non-competition and proprietary rights assignment agreement duly executed and delivered by Purchaser, such agreements to be effective upon the Closing.
(v)    To each Shareholder, a copy of the applicable Participation Agreement pursuant to the Milestone and Bonus Plan duly executed by the Purchaser.
(vi)    To the Escrow Agent and the Agent, a copy of the Escrow Agreement, duly executed by the Purchaser.
1.3    Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Purchaser shall provide Agent with an allocation of the Purchase Price and the assumed liabilities of the Company, if any (plus other relevant items) among the assets of the Company for Tax purposes, which shall be prepared in accordance with Section 338 and Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”), which allocation, absent manifest error, shall be binding upon Purchaser, Agent, the Shareholders and their respective Affiliates and none of Agent, Purchaser, the Shareholders or any of their respective Affiliates shall take any position on any Tax Return that is inconsistent with the Purchase Price Allocation. Any adjustments to the Purchase Price shall be allocated among the assets in the same manner as set forth in this Section 1.3. Purchaser and Agent will promptly notify the other party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation. Purchaser and Agent agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other required Tax Returns and governmental forms, to cooperate with each other in the preparation of such Tax Returns and forms, and to furnish each other with a copy of such Tax Returns and forms prepared in draft, within a reasonable period prior to the filing due date thereof.
1.4    Required Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser, the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or any other Transaction Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments to such Person under the Code or under any other applicable Tax Law. To the extent that amounts are required to be withheld or deducted, such amounts shall be treated for all purposes of this Agreement or such other Transaction Agreement as having been paid to the applicable Person for which such withholding or deduction was made, and such amounts shall be delivered by Purchaser, the Company or the Escrow Agent, as appropriate, to the applicable taxing authority.
1.5    Purchase Price Adjustments.
(a)    Estimated Closing Statement. The Company shall have prepared and delivered to Purchaser two Business Days prior to the Closing Date a statement (the “Estimated Closing Statement”), which shall take into account any reasonable comments from Purchaser that the Company shall determine in good faith are appropriate to ensure that the items set forth therein conform with the provisions of this Agreement, setting forth (A) the Company’s estimate of Closing Indebtedness (the “Estimated Indebtedness”) and (B) the Company’s estimate of Company Transaction Expenses (the “Estimated Transaction Expenses”), along with a certificate executed by the Company’s President (the “Closing Certificate”) certifying as to the amount of the Estimated Indebtedness and Estimated Transaction Expenses. To the extent required, the Closing Certificate was accompanied by executed payoff letters from each holder of Closing Indebtedness. The Closing Certificate includes a funds flow statement which shall take into account any reasonable comments from Purchaser to ensure that the items set forth therein conform with the provisions of this Agreement, setting forth with respect to each Shareholder and each Person to whom any Company Transaction Expenses and Closing Indebtedness is payable or due at Closing, the amounts payable to each such Person in accordance with the terms of this Agreement and payment instructions with respect to each such payee, and setting forth the Percentage for each Shareholder. The Company shall also make available to Purchaser all financial records, work papers, or other documentation as Purchaser may reasonably request in connection with its review of the Estimated Closing Statement.
(b)    Post-Closing Determination.
(i)    Within sixty (60) days after the Closing Date, Purchaser shall conduct a review of the Closing Working Capital and shall deliver to Agent a statement (the “Closing Statement”) setting forth Purchaser’s calculation of Closing Working Capital, Closing Indebtedness and Company Transaction Expenses. The Purchaser shall also make available the back-up calculations from which the Closing Statement was determined. Purchaser will prepare the Closing Working Capital on an accrual basis in accordance with GAAP using the same accounting methods, practices, principles and policies and procedures, with consistent classifications, judgments and valuation methodologies that were used in the preparation of the Company’s Financial Statements. Purchaser shall also make available to Agent all financial records, work papers, or other documentation as Agent may reasonably request in connection with its review of the Closing Statement.
(ii)    If Agent disagrees with the computation of the Closing Working Capital, Closing Indebtedness or Company Transaction Expenses as reflected on the Closing Statement, Agent may, within thirty (30) days after receipt of the Closing Statement deliver a notice (an “Objection Notice”) to Purchaser setting forth in reasonable detail the Agent’s objections. If an Objection Notice is not delivered to Purchaser within such thirty (30) day period, then the computation of the Closing Working Capital, Closing Indebtedness and Company Transaction Expenses as reflected on the Closing Statement shall be conclusive and binding upon Purchaser and the Shareholders. If an Objection Notice is delivered to Purchaser within such thirty (30) day period, then Purchaser and Agent shall negotiate in good faith to resolve any disagreements as to the computation of the Closing Working Capital, Closing Indebtedness or Company Transaction Expenses, but if there is no final resolution with respect to any amounts remaining in dispute (the “Disputed Amounts”) within thirty (30) days after Purchaser has received the Objection Notice, Purchaser and Agent shall jointly retain a mutually acceptable and independent, accounting firm of regional or national standing (the “Accounting Firm”) to resolve any disagreements relating only to the Disputed Amounts and to determine the Final Working Capital Amount, Final Indebtedness Amount and/or the Final Transaction Expenses Amount (each as defined below). If Purchaser and Agent are unable to agree upon an Accounting Firm within ten (10) days, then the Accounting Firm shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York. Purchaser and Agent shall each submit all back-up documentation to the Accounting Firm promptly (and in any event within ten (10) days after the Accounting Firm’s engagement), which documentation shall include such party’s computation of the Closing Working Capital, Closing Indebtedness and Company Transaction Expenses and information, arguments and support for such party’s position with respect to the Disputed Amounts. The Accounting Firm shall review all such documentation and base its determination solely on such documentation in accordance with GAAP and in accordance with the definitions of Closing Working Capital, Closing Indebtedness and Company Transaction Expenses herein. In resolving such Disputed Amounts, the Accounting Firm may not assign a value to any item greater than the greatest value used for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Accounting Firm, or any final resolution agreed to in writing by Purchaser and Agent, shall be conclusive and binding upon Purchaser and the Shareholders. The Closing Working Capital, Closing Indebtedness and Company Transaction Expenses as finally determined pursuant to this Section 1.5(b) are referred to as the “Final Working Capital Amount,” “Final Indebtedness Amount” and “Final Transaction Expenses Amount”, respectively, herein.
(iii)    The Shareholders shall pay a portion of the fees and expenses of the Accounting Firm equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Accounting Firm that are resolved in favor of Purchaser (that being the difference between the Accounting Firm’s determination and Agent’s determination) and the denominator of which is the total amount of the Disputed Amounts submitted to the Accounting Firm (that being the sum total by which Purchaser’s determination and Agent’s determination differ from the determination of the Accounting Firm). Purchaser shall pay that portion of the fees and expenses of the Accounting Firm that the Shareholders are not required to pay hereunder.
(iv)    Purchaser shall cause the Company to make its financial records, accounting personnel and advisors available to the Accounting Firm during its review.
(c)    Post-Closing Adjustment.
(i)    For purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be greater or less than $0.00, equal to the sum of (A) the amount by which the Final Working Capital Amount is greater than or less than the Working Capital Target Amount, plus (B) the amount by which the Estimated Indebtedness is greater than or less than the Final Indebtedness Amount, plus (C) the amount by which the Estimated Transaction Expenses are greater than or less than the Final Transaction Expenses.
(ii)    If the Net Adjustment Amount is less than $0.00, then the Purchase Price shall be adjusted downward by the amount of such difference, and Purchaser and Agent shall deliver joint written notice to the Escrow Agent to release to the Purchaser from the Escrow Funds an amount equal to the Net Adjustment Amount. If the Escrow Funds shall be insufficient to satisfy payment of the amount of such difference, then the Shareholders shall pay, pro rata based on each such Shareholder’s Percentage, to Purchaser such remaining portion of the shortfall by bank wire transfer of immediately available funds to the account designated in writing by Purchaser within ten (10) Business Days after receipt of notice of such shortage.
(iii)    If the Net Adjustment Amount is greater than $0.00, then the Purchase Price shall be adjusted upward by the amount of such excess and Purchaser shall pay to the Shareholders in proportion to their respective Percentage such excess by bank wire transfer of immediately available funds to the accounts set forth in the Closing Certificate within ten (10) Business Days of the determination of the Net Adjustment Amount.
(iv)    If the Net Adjustment Amount is $0.00, then no payment shall be made with respect thereto by any party to this Agreement.
(v)    All payments made pursuant to this Section 1.5(c) shall be treated as adjustments to the Purchase Price for tax purposes, except as otherwise required by applicable Law, and such agreed treatment shall govern for purposes of this Agreement.
1.6    Defined Terms Used in this Agreement. In addition to the terms defined above and throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“Accounting Firm” has the meaning set forth in Section 1.5(b)(ii).
“Affiliate” means, with respect to any Person, (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person, (2) a Person who owns or controls at least 10% of the outstanding voting interests of the Person, (3) a Person who is an officer, director, or manager, or general partner of the Person, (4) a Person who is an officer, director, manager, general partner or trustee of, or owns at least 10% of, the outstanding voting interests of a Person described in clauses (1) through (3) of this definition or (5) any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, a Person described in clauses (1) through (3) of this definition.
“Cash Consideration” means an amount equal to (i) $20,000,000, (ii) minus an amount equal to the Closing Indebtedness and (iii) minus an amount equal to the Company Transaction Expenses.
“Closing Certificate” has the meaning set forth in Section 1.5(a).

“Closing Indebtedness” means the Indebtedness of the Company as of 11:59 p.m. on the Closing Date, but without giving effect to the transaction contemplated hereby.
“Closing Statement” has the meaning set forth in Section 1.5(b)(i).
“Closing Working Capital” means, as of 11:59 p.m. on the Closing Date, (a) the Company’s current assets, minus (b) the Company’s current liabilities, excluding deferred revenue, Company Transaction Expenses and Closing Indebtedness calculated on an accrual basis in accordance with GAAP, but without giving effect to the transaction contemplated hereby.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means any and all Intellectual Property used by the Company, held for use in or necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.
“Company Products” means all products (including Software) and services (including Software as a service) developed (including products and services for which development is ongoing), including any plugins, libraries and APIs, manufactured, deployed, made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of the Company since its inception, or with respect to which the Company currently intends to do the same.
"Company Owned IP" means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company.
“Company Registered IP” means any and all Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Body or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of the Company Owned IP.
“Company Transaction Expense” means all fees, expenses, costs and payments incident to the transactions contemplated by this Agreement which are incurred by or on behalf of the Company or a Shareholder on or prior to the Closing or for which the Company or a Shareholder is or may be liable, including without limitation (i) obligations of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations that were incurred pursuant to Contracts entered into prior to the Closing and are payable to any Person upon, or in connection with, the consummation of the transactions contemplated hereby, (ii) the employer-paid portion of any employment and payroll Taxes that are imposed on the Company in connection with the payment of any of the obligations pursuant to clause (i), (iii) fifty percent (50)% of the fees and expenses of the Escrow Agent and (iv) the fees and expenses of the Agent.
“Contract” or “contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.
“Disputed Amounts” has the meaning set forth in Section 1.5(b)(ii).
“Entity” means an association, relationship, or artificial Person through which, or by means of which, an enterprise or activity may be lawfully conducted, including, without limitation, a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or government trust.
“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“Estimated Closing Statement” has the meaning set forth in Section 1.5(a).
“Estimated Indebtedness” has the meaning set forth in Section 1.5(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 1.5(a).
“Final Indebtedness Amount” has the meaning set forth in Section 1.5(b)(ii).
“Final Transaction Expenses Amount” has the meaning set forth in Section 1.5(b)(ii).
“Final Working Capital Amount” has the meaning set forth in Section 1.5(b)(ii).
“Financial Statements” has the meaning set forth in Section 2.12.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Company in respect of: (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any deferred payments for the purchase price of property or assets other than trade payables; (c) any indebtedness evidenced by any note, bond, debenture or other debt security; (d) capital lease obligations or any lease which is required to be classified as a liability on the face of an accrual-based balance sheet prepared in accordance with GAAP; (e) any indebtedness guaranteed, endorsed or assumed by, or a contingent obligation of, the Company; (f) any drawn upon letters or credit, bankers’ acceptances or similar facilities issued for the account of the Company; (g) any obligations with respect to any interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreement entered into for the purpose of limiting or managing interest rate risks; (h) all indebtedness secured by a Lien on property owned by the

Company, whether or not the secured indebtedness is owed by the Company; or (i) all premiums, penalties and payments required to be paid or offered in connection with the payment at Closing of any of the foregoing or resulting from the consummation of the transactions contemplated hereby.
“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, unfairly competes with, constitutes unfair trade practices, false advertising or unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.
“Intellectual Property” means any and all Intellectual Property Rights and Technology.
“Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) moral rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Knowledge,” including the phrase “to the Company’s Knowledge,” shall mean the actual knowledge, after due inquiry, of each Shareholder and such additional knowledge as would be acquired by a reasonable Person conducting a reasonable diligent inquiry concerning the subject matter in question, including an inquiry of all employees who would reasonably be expected to have knowledge of the respective issue and a review of all documents and files that are likely to contain information concerning the respective issue.
“Law” or “law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
“Lien” and “lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.
“Major Customers” has the meaning set forth in Section 2.22.
“Major Suppliers” has the meaning set forth in Section 2.22.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or could reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), prospects, property or results of operations of the Company and its subsidiaries other than an adverse change or effect resulting from: (i) changes adversely affecting the U.S. economy or the Company’s industry generally; (ii) any change in applicable Laws or the interpretation thereof; (iii) any change in GAAP; (iv) an earthquake or other natural disaster; or (v) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.
“Net Adjustment Amount” has the meaning set forth in Section 1.5(c)(i).
“Objection Notice” has the meaning set forth in Section 1.5(b)(ii).
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).
“Order” or “order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Organizational Documents” means the articles of incorporation and bylaws, each as amended, of the Company.
“Patent Troll” has the meaning set forth in Section 6.1.
“Percentage” means, with respect to a Shareholder, the fraction (expressed as a percentage) represented by the aggregate number of shares of Capital Stock held by such Shareholder immediately prior to the Closing divided by the aggregate number of shares of Capital Stock outstanding immediately prior to the Closing.
“Person” means a natural person or an Entity.
“Personal Data” means any information that, alone or in combination with other information held by the Company, can be used to specifically identify a Person or a specific device, any non-personally identifying information, including aggregate or de-identified data, and any information collected automatically, including data collected through a mobile or other electronic device.
“Permitted Liens” means (a) statutory Liens and other governmental assessments for the payment of current Taxes that are not yet due or payable; (b) Liens imposed by Law, such as carriers’, material men’s, mechanics’, warehousemans’, and other like Liens incurred in the ordinary course of business with respect to which payment is not due; and (c) statutory or common law Liens to secure obligations to landlords, lessors, or renters, in each case incurred in the ordinary course of business and that do not materially impair the Company’s ownership or use of such property or assets or operation of its business.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
“Pre-Closing Taxes” means, without duplication, all Taxes for which the Company or any Affiliates thereof are liable (i) with respect to any Pre-Closing Tax Period; (ii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing; (iii) as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; and (iv) arising out of or resulting from the transactions contemplated hereby, in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $2,000 for a perpetual license for a single user or workstation (or $25,000 in the aggregate for all users and work stations).
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.
“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment related tax (including employee withholding or employer payroll tax or FICA), social security, unemployment, production, capital gains, goods and services, alternative or add-on minimum, environmental, excise, escheat, unclaimed property obligation, severance, stamp, occupation, property and estimated taxes, withholding or backup withholding, severance tax, customs duties, fees, and any other governmental charges in the nature of taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury

Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision) or otherwise.
“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Technology” means (i) Software, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics, and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.
“Third-Party Claim” has the meaning set forth in Section 6.4(b).
“Transaction Agreements” means this Agreement, and any agreement entered into in connection with or pursuant to this Agreement, including without limitation, the employment agreements, confidentiality, non-competition and proprietary rights assignment agreement executed and delivered to Purchaser by each Shareholder, the Participation Agreements executed and delivered to Purchaser by each Shareholder, the Escrow Agreement and any amendments to the foregoing.
“Working Capital Target Amount” means $1,000,000.
2.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth in the correspondingly numbered disclosure schedules hereto (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, that the following representations are true, correct and complete as of the Closing Date:
2.1    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Nebraska. The Company has all requisite authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be material to the Company.
2.2    Capitalization. Schedule 2.2 sets forth a true and complete list of the number of issued and outstanding shares of each class of Capital Stock, the names of the holders thereof, and the number of shares held by each such holder. Other than the shares of Capital Stock set forth on Schedule 2.2, there are no shares of Capital Stock or other Equity Interests in the Company authorized, reserved for issuance or outstanding. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens. The Shareholders own, beneficially and of record, all of the shares of Capital Stock outstanding and all right, title and interest therein. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company or a Shareholder is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of Capital Stock or other Equity Interests in or to the Company. Except as set forth on Schedule 2.2, there are no agreements to which the Company or a Shareholder is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 2.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other Equity Interests in or to the Company. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.
2.3    Subsidiaries. The Company does not currently own or control, directly or indirectly, any Equity Interest in any other Entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
2.4    Authorization. All corporate or similar action required to be taken by the Company in order to authorize the Company to enter into the Transaction Agreements, has been taken or will be taken prior to the Closing. All action on the part of the officers, directors, and shareholders of the Company necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing has been taken. The Transaction Agreements constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.5    Governmental Consents and Filings. No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.
2.6    Litigation. Except as set forth on Schedule 2.6, there is not now, nor has there been, any claim, action, suit, proceeding, arbitration, complaint, charge or investigation (“Action”) pending nor to the Company’s Knowledge, is any Action currently threatened, nor is there any reasonable basis therefore: (i) against the Company or any officer, director or shareholder thereof, as applicable or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into the Transaction Agreements, or to consummate the transactions contemplated by the Transaction Agreements. Neither the Company nor, to the Company’s Knowledge, any officers, directors or shareholders as applicable, is a party to or is named in or subject to the provisions of any Order of any court or government agency or instrumentality (in the case of officers, directors, shareholders or employees, as applicable, such as would affect the Company). There is no Action by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, Actions pending or threatened (or any basis therefor Known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.7    Intellectual Property.
(a)    The Company owns, or possesses sufficient legal rights allowing it to use, all Company Intellectual Property in the conduct of the Company’s business as now conducted and as presently proposed to be conducted in a manner that would not conflict with or Infringe the rights of others. The Company is the sole and exclusive owner of each item of Company Owned IP (including all Company Registered IP and all material unregistered Trademarks listed in Schedule 2.7(b)), free and clear of all liens, restrictions, licenses or encumbrances, other than non-exclusive licenses of the Company Owned IP granted to the Company’s customers in the ordinary course of business pursuant to the Company’s standard form of license. The Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Owned IP and to retain for itself any damages recovered in any such action.
(b)    The Company has taken commercially reasonable steps to maintain its rights in the Company Intellectual Property and in all registrations and applications for registration of the Company Owned IP. The Company has taken all reasonable steps to protect the confidentiality of confidential information and trade secrets of the Company, and any third party that has provided any confidential information or trade secrets to the Company. Schedule 2.7(b) lists (i) all Company Registered IP and all unregistered Trademarks used by the Company, (ii) any actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or actions pending, or to the Company’s Knowledge, threatened before any court, Government Body, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered IP. With respect to each item of Company Registered IP: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, copyright, trademark or other authorities, Government Bodies, or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered IP; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, valid and enforceable; and (D) each such item is not subject to any unpaid maintenance fees or taxes. To the best of Company’s knowledge, there are no facts, information, or circumstances, including any information or facts that would constitute prior art (with respect to Patents) or prior use (with respect to Trademarks), that would render any of the Company Registered IP invalid or unenforceable, or would affect any pending application for any Company Registered IP. The Company has not misrepresented, or failed to disclose, any facts or circumstances in connection with any such registration, or in connection with the application for registration of any other Company Intellectual Property, that would constitute fraud or a misrepresentation with respect to such registration or application or that would otherwise affect the enforceability of any Company Registered IP.
(c)    Other than as set forth on Schedule 2.7(c), all Company Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by the Company without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement, will cause: (i) the Company to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) the Company to lose any rights in or to any Company Intellectual Property, or (iv) the Company to be in violation of any Contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.
(d)    Schedule 2.7(d)(i) lists all Company Products by name and version number, as applicable. Schedule 2.7(d)(ii) lists all Technology (except for Shrink-Wrap Code) by name and version number, as applicable, that is included in the Company Products or is used in or necessary for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company and, in each case of Schedules 2.7(d)(i) and 2.7(d)(ii), specifies whether such Company Product or Technology is owned or licensed by the Company or otherwise provided by third parties. With respect to Company Products: (i) there have been and are no material defects, malfunctions or nonconformities, (ii) there have been and are no claims asserted against the Company or any of its customers or distributors related thereto, nor have there been any threats thereof; and (iii) the Company has not been nor is required to recall, or otherwise provide notices regarding the operation of, any Company Products. All Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, or data or other software of users (“Contaminants”). The Company has taken all reasonable steps to prevent the introduction of Contaminants into Company Products and Company Owned IP.
(e)    To the best of Company’s Knowledge, no Person is Infringing any Company Intellectual Property.
(f)    Schedule 2.7(f) lists all Contracts under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company or any of its subsidiaries, excluding any licenses for Shrink-Wrap Code or for Open Source Software. The Company is in compliance with all licenses governing third party Intellectual Property. Other than Intellectual Property licensed to the Company under (i) licenses for the Open Source Software listed in Schedule 2.7(n), (ii) licenses for Shrink-Wrap Code and (iii) the licenses set forth in Schedule 2.7(f), no third party Intellectual Property is used in or necessary for the conduct of the business of the Company and its subsidiaries as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Company Products.
(g)    The operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted and as is currently contemplated to be conducted by the Company, and the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Product, has not and does not Infringe any Intellectual Property Rights of any Person. Except as set forth on Schedule 2.7(g), the Company has not received any communications asserting that the Company has violated or, by conducting its business, would violate any of Intellectual Property Rights of any other Person. The Company has not received, and is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing the Company to review or consider the applicability of such Person’s Intellectual Property Rights to the business and/or the Company Intellectual Property or claiming that the operation of the business of the Company or any act, product, technology or service of the Company Infringes any Intellectual Property Right of any Person (including, without limitation, any demand or request that the Company license any rights from a third party).
(h)    The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.
(i)    It will not be necessary to use any inventions of any of the Company’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.
(j)    Each current and former employee has executed an employment agreement with Company which requires the employee to protect the Company’s confidential information (as defined therein), a copy of such employment being attached hereto as Schedule 2.7(j). Without limiting the foregoing, no current of former employee or consultant owns or has any right, claim, interest or option, including the right to further renumeration or consideration, with respect to Company Products or Company Intellectual Property, nor has any current or former employee or consultant made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion.
(k)    No third party that has licensed (including by means of covenant not to sue) or provided Intellectual Property to the Company or any subsidiary thereof has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by or for the Company.
(l)    To the Company’s knowledge, no Company Intellectual Property is subject to any Order, any proceeding in which an Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by the Company.
(m)    No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Owned IP. The Company is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.
(n)    Schedule 2.7(n) lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Company Product or Company Owned IP in any way, or from which any Company Product or Company Owned IP was derived, and describes the manner in which each such Open Source Software was incorporated into, integrated with, combined with or linked to any such Company Product or Company Owned IP (such description shall include whether (and, if so, how) the Open Source Software was modified, distributed, conveyed or licensed out by the Company or any of its subsidiaries). The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or any Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to Company Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Company Owned IP or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company and each of its subsidiaries has been and is in compliance with all applicable licenses with respect thereto.
(o)    Except as set forth on Schedule 2.7(o), neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Company Owned IP, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services to the Company.
(p)    To the best of Company’s Knowledge, the Company is, and at all times has been, in compliance with (A) all federal, state, local and foreign laws, rules and regulations pertaining to (i) data security, cyber security, and e-commerce, including without limitation, the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003) and the Gramm-Leach-Bliley Act and in each case, the rules implemented thereunder, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((i) and (ii) together “Privacy Laws”); (B) the Payment Card Industry Security Standards applicable to the Company set by the PCI Security Standards Council; and (C) all fiduciary duties and all Contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). The Company has delivered to Purchaser accurate and complete copies of all of the Privacy Agreements.
(q)    The Company has implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, , annual privacy statements required under Gramm-Leach-Bliley and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of its current Company Privacy and Data Security Policy. At all times, the Company has been and is in compliance with all such Privacy and Data Security Policies and, to the best of the Company’s Knowledge, has at all times made all disclosures to customers required by applicable laws, and none of such disclosures made or contained in any such Privacy and Data Security Policies has been inaccurate, misleading or deceptive or, to the best of the Company’s Knowledge, in violation of any applicable laws. The Company has provided all necessary notifications to, and has obtained all appropriate consent from, Persons regarding its Data Activities. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.
(r)    Except as set forth on Schedule 2.7(r), there is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Company initiated by (a) any person or entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other Governmental Body, foreign or domestic; or any regulatory or self-regulatory entity – alleging that any Data Activity of the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.
(s)    At all times, the Company has taken all reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the best of the Company’s Knowledge, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company or any of its contractors with regard to any Personal Data obtained from or on behalf of the Company, nor has there been any unauthorized intrusions or breaches of security into any Company systems. The Company contractually requires all third parties, including vendors, affiliates, and other persons providing services to the Company that have access to or receive Personal Data from or on behalf of the Company to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Company Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. The Company has implemented and maintained, consistent with its contractual and other obligations to other Persons, all security and other measures necessary to protect all computers, networks, software and systems used in connection with the operation of the Company business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. There have been no unauthorized intrusions or breaches of the security of the Company’s Information Systems.
(t)    Schedule 2.7(t) lists all Contracts (other than the Company’s standard form customer agreement provided to Purchasers’ counsel and entered into in the ordinary course of business) between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the Infringement by the Company or such other Person of the Intellectual Property of any third party. There are no pending or, to the Company’s Knowledge, threatened claims for which the Company must provide an indemnification or assume any other obligation for any actual or alleged Infringement.
2.8    Compliance with Other Instruments. The Company is not in violation or default of (i) any provisions of its Organizational Documents or (ii) of any Order. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a violation of the Organizational Documents, (ii) a violation or default under any such Order or (iii) an event which results in the creation of any Lien upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.
2.9    Agreements; Actions.
(a)    Schedule 2.9(a) sets forth all Contracts or proposed transactions to which the Company is a party or by which it is bound (other than the Transaction Agreements and Contracts governing purchases of the Company’s services pursuant to the Company’s standard form customer agreement) that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, (ii) the license of any Intellectual Property Rights, patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by the Company with respect to infringements of proprietary rights, (v) Contracts for the lease of real property or real property interests to or by the Company, (vi) Contracts for Indebtedness, (vii) Contracts with any Governmental Body, (viii) the grant by any Person of a power of attorney and (ix) any other Contract, the termination or breach of which would be, or would be reasonably expected to be material to the Company.
(b)    With respect to each such Contract required to be set forth on Schedule 2.9(a): (w) such Contract is legal, valid, binding, enforceable, free and clear of any Lien, and in full force and effect on identical terms as set forth in the copies provided to Purchaser; (x) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, is in breach or default, and no event has occurred, or will occur as a result of the transactions contemplated hereby, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract; (y) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, have repudiated or threatened to repudiate any provision of such Contract, and there is no dispute pending or, to the Company’s Knowledge, threatened under any such Contract; and (z) except as set forth on Schedule 2.9(b)(z) no such Contract would restrict in any way or require consent for Purchaser to acquire the Company, as contemplated by this Agreement, or operate the business of the Company as it is currently being operated.
(c)    Except as set forth on Schedule 2.9(c), since December 31, 2014, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any of its Equity Interests, (ii) incurred any Indebtedness or incurred any other liabilities individually in excess of $25,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than advances for travel expenses in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights. For the purposes of subsections (c) and (d) of this Section 2.9, all Indebtedness, liabilities, Contracts and proposed transactions involving the same Person (including any other Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.
(d)    The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

2.10    Certain Transactions.
(a)    Other than standard employee benefits generally made available to all employees (each of which is listed on Schedule 2.15), Schedule 2.10 sets forth a list of all Contracts or proposed transactions between the Company and any of its officers, directors, consultants or employees, as applicable, or any Affiliate thereof.
(b)    The Company is not indebted, directly or indirectly, to any of its directors, officers or employees, as applicable, or to any of their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all employees. None of the Shareholders, or the Company’s directors, officers or employees, as applicable, or any member of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees, as applicable, of the Company may own stock in (but not exceeding 1% of the outstanding capital stock of) publicly traded companies that may compete with the Company. None of the Company’s Shareholders or any members of their immediate families or any Affiliate of any of the foregoing is, directly or indirectly, interested in any Contract with the Company. None of the Shareholders or the Company’s directors, officers or employees, or any member of their immediate families, has any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.
2.11    Title to Property and Assets; Leases.
(a)    The Company does not own any real property, nor has the Company ever owned any real property. Schedule 2.11 sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. The Company has provided Purchaser with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“the “Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.
(b)    All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as presently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon. The Company would not be required to expend more than $25,000 in causing any Leased Real Property to comply with the end-of-term surrender conditions set forth in the applicable Lease Agreement. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any Contract or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company does not owe any brokerage commissions or finders’ fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
(c)    The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financial Statements, or (ii) Permitted Liens.
(d)    All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
2.12    Financial Statements. The Company has provided unaudited financial statements, prepared on a cash-basis, on and for the twelve-month period ended December 31, 2014, and for the period from January 1, 2015 through June 30, 2015, together with related schedules for the conversion of such financial statements to accrual-based accounting under GAAP (collectively, the “Financial Statements”). The Financial Statements have been prepared on a consistent basis throughout the periods indicated and fairly and accurately present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business since the date of the most recent Financial Statements, which, in all such cases, individually and in the aggregate are not material to the consolidated financial condition and operating results of the Company.
2.13    Changes. Since December 31, 2014, there has not occurred any Material Adverse Effect. From such date, except as set forth on Schedule 2.13, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not had:
(a)    any failure to preserve intact the Company’s present business organization and to keep available the services of its officers, managerial personnel and employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it;
(b)    any failure to maintain its assets in their current condition, except for ordinary wear and tear;

(c)    any waiver or compromise by the Company of a valuable right or of a debt owed to it;
(d)    any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;
(e)    any change to a material Contract by which the Company or any of its assets is bound or subject;
(f)    any material change in any compensation arrangement or agreement with any employee, officer, director, or Shareholder, as applicable;
(g)    any resignation or termination of employment of any officer or employee of the Company;
(h)    any Lien created by the Company, with respect to any of its properties or assets, except for Permitted Liens;
(i)    any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business consistent with past practices;
(j)    any declaration, setting aside or payment or other distribution in respect of any of the Company’s securities, or any direct or indirect redemption, purchase, or other acquisition of any of such securities by the Company;
(k)    any sale, assignment or transfer of any Company Intellectual Property;
(l)    receipt of notice that there has been a loss of, or order cancellation by, any Major Customer;
(m)    any change in the Tax reporting or Tax accounting policies or practices used by it;
(n)    any change of the accounting principles, practices or procedures used by it; or
(o)    any change of its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;
(p)    to the Company’s Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(q)    any arrangement or commitment by the Company to do any of the things described in this Section 2.13.
2.14    Compliance with Laws. To the best of Company’s Knowledge, the Company is currently and has been in compliance with all applicable Laws. The Company’s operation of its business does not conflict with and is in compliance with all applicable regulatory Laws and requirements, including without limitation, the Electronic Funds Transfer Act, the Electronic Signatures in Global and National Commerce Act, federal and state usury laws, the Gramm-Leach-Bliley Act, laws against unfair, deceptive, or abusive acts or practices, the Privacy of Consumer Financial Information regulations, the Guidance on Supervision of Technology Services Providers promulgated by the Federal Financial Institutions Examination Council (the “FFIEC”), the Guidance on Outsourcing Technology Services promulgated by the FFIEC and other state and local laws and regulations. To the Company’s Knowledge, there are no pending legislative or regulatory initiatives or developments that could adversely affect the Company or its business. No investigation or review by any Governmental Body is pending, or to the Company’s Knowledge, has been threatened, against the Company.
2.15    Employee Matters/ERISA.
(a)    As of the date hereof, the Company employs 25 full-time employees, 1 part-time employee and engages 1 consultant or independent contractor. Schedule 2.15 sets forth a detailed description of all compensation, including salary, bonus, severance obligations, profit sharing, incentive plan, phantom equity Contract or plan and deferred compensation paid or payable for each officer, director, employee, consultant and independent contractor of the Company and the work location of each such officer, director, employee, consultant and independent contractor.
(b)    To the Company’s Knowledge, none of its employees is obligated under any Contract or subject to any Order of any court or administrative agency, that would interfere with such employee’s ability to promote the interests of the Company or that would conflict with the Company’s business. Neither the execution or delivery by the Company of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any such employee is now or has been obligated.
(c)    The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)    To the Company’s Knowledge, no Shareholder (excluding Austin L. Schnell who is not an employee of the Company) intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an employee of the Company. The Company does not have a present intention to terminate the employment of any employee. The employment of each employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(e)    None of the Company or, to the Company’s Knowledge, any Shareholder has made to any officer, employee, director or consultant, as applicable, any representations regarding equity incentives or other rights to or in respect of any Equity Interests in the Company.
(f)    Schedule 2.15(f) sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). There is no Person or Entity (including any subsidiary of the Company) that would be considered a single employer with the Company or a subsidiary of the Company within the meaning of Section 414 of the Code. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied with all applicable laws for any such employee benefit plan.
(g)    The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any Contract with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending or to the Knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving its employees.
(h)    To the Knowledge of the Company, none of the employees, officers or directors of the Company, within the past six years, has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Order (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
2.16    Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed. Schedule 2.16 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. Except as set forth on Schedule 2.16, all premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.17    Taxes.
(a)    All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, the Company has made due and sufficient accruals for such Taxes in its financial statements, books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company. There are no Tax liens upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.
(b)    The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws. The Company has collected all sales and use Taxes required to be collected, and has remitted such amounts to the appropriate taxing authorities. The Company has complied with all information reporting and backup withholding requirements, in respect of payments made by the Company, including maintenance of required records with respect thereto.
(c)    The Company has delivered to the Purchaser complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to all Tax periods since 2009. No audit report has been issued relating to any Taxes due from or with respect to the Company. There are no audits, examinations or investigations of the Company by any taxing authority in progress, nor has the Company received any notice from any taxing authority that such authority intends to conduct such an audit, examination or investigation. No assessment of Tax has been proposed in writing against the Company or any of its assets or properties, which remains unpaid or unresolved. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to Tax in that jurisdiction. The Company does not have, nor has it ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(d)    The Company has not: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) requested any extension of time within which to file any Tax Return, (iii) granted any extension for the assessment or collection of Taxes, (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter; (v) entered into any arrangement which would not meet the requirements of Section 409A of the Code or (vi) entered into or is bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity agreement or similar arrangement. The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Contract that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.
(e)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) (or any corresponding or similar provision of state, local, or foreign Tax Law).
(f)    The Company has not distributed stock of another Person, nor has either the Company had its membership interests or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(g)    The Company is not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby, and the Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee, or successor, by Contract, or otherwise. The Company has not been a member of any affiliated group (as defined in Section 1504(a) of the Code) or consolidated, combined or unitary group for purposes of any other Taxes.
(h)    At all times since formation, the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and comparable provisions of applicable state law).

(i)    The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
2.18    Permits. Schedule 2.18 sets forth all franchises, permits, licenses and any similar authority necessary for the conduct of the Company’s business. The Company validly holds all such franchises, permits, licenses or other similar authority and is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
2.19    Corporate Documents. The Organizational Documents of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of the shareholders and directors, and all actions by written consent without a meeting by the shareholders and directors, and accurately reflects all actions by the shareholders and directors with respect to all transactions referred to in such minutes.
2.20    Environmental and Safety Laws. (a) The Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company during any time that such site has been owned, leased or otherwise used by the Company or any affiliate or affiliated entity of the Company, and, to the actual knowledge of the Company, at any other time; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes hereof, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
2.21    Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which the Company is a party or any transaction contemplated hereby or thereby.

2.22    Customers and Suppliers. Schedule 2.22 sets forth a list of the top five suppliers of goods or services to the Company, based on the amount paid by the Company during (i) the twelve month period ended on December 31, 2013 and (ii) the twelve month period ended on December 31, 2014 (the “Major Suppliers”), together with in each case the accounts payable and the amount paid during such period. Schedule 2.22 also sets forth a list of the top twenty customers of the Company, based on the amount invoiced by the Company during (i) the twelve month period ended on December 31, 2013 and (ii) the twelve month period ended on December 31, 2014 (the “Major Customers”), together with in each case the amount of collections and accounts receivable during such period. The Company’s relationships with its Major Suppliers and Major Customers are good commercial working relationships. The Company is not engaged in any dispute with any Major Supplier, or Major Customer and, to the Knowledge of the Company, no Major Supplier or Major Customer intends to terminate, limit, change the terms of (including any announced or requested change in quantities or pricing) or reduce its business relations with the Company. The Company has no reason to believe that the consummation of the transactions contemplated by this Agreement are reasonably likely to have an adverse effect on the business relationship of the Company with any Major Supplier or Major Customer.
2.23    FCPA; Import / Export. Neither the Company nor any of its directors, officers, agents, employees or representatives (in their capacities as such), has, in the past five (5) years: (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable Law of similar effect; (ii) otherwise taken any action which would cause the Company to be in violation of the FCPA or any applicable Law of similar effect; (iii) made or authorized any unlawful import into or export from the United States in violation of the U.S. customs law, U.S. export laws, and associated regulations; (iv) is aware of any such violations committed by its agents; or (v) engaged in any activities in violation of U.S. anti-boycott laws or failed to report any boycott-related inquiries required under U.S. law. The Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the FCPA and U.S. customs and export laws and regulations.
2.24    Restrictions on Business Activities. Other than as set forth on Schedule 2.24, there is no Contract (non-competition or otherwise), or Order to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing or providing any products or services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
2.25    Bank Accounts; Letters of Credit. Schedule 2.25 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto) and (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued).
2.26    Warranties. Schedule 2.26 includes a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions). Except as set forth on Schedule 2.26, no product or service of the Company is subject to any guaranty, warranty, or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s Knowledge, threatened, relating to alleged defects in the products or services of the Company, or the failure of any such product or service to meet agreed upon specifications and, to the Company’s Knowledge, there is no basis for any of the foregoing.
2.27    Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company or the Shareholders that the Purchaser has requested for deciding whether to consummate the transaction contemplated by this Agreement. No representation or warranty of the Company or the Shareholders contained in this Agreement, as qualified by the Disclosure Schedules, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Shareholders pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
3.    Representations and Warranties of the Shareholders. Each of the Shareholders, severally and not jointly, represents and warrants to the Purchaser that the following representations are true, correct and complete as of the Closing Date:
3.1    Capitalization Matters. Each Shareholder is the beneficial and record owner of all right, title and interest in and to the Capital Stock set forth opposite such Shareholder’s name on Schedule 3.1. The shares of Capital Stock are free and clear of any Lien and are not subject to any restriction with respect to their transferability (other than restrictions set forth in this Agreement or under applicable federal and state securities laws). No Shareholder has granted to any third party any rights in the Capital Stock. Except for the shares of Capital Stock there are no other Equity Interests in or to the Company or other agreements of any character requiring the issuance, sale, registration, voting or transfer of any shares of Capital Stock or other interest of the Company, including, without limitation, any other securities or any instruments convertible into or exchangeable or exercisable for securities of the Company. Following the consummation of the transactions contemplated hereby at Closing, Purchaser will be the sole holder (beneficially and of record) of all Equity Interests in or to the Company.
3.2    Conflicting Agreements. No Shareholder is, as a result of the nature of the business conducted or currently proposed to be conducted by the Company or for any other reason, in violation of (i) any fiduciary or confidential relationship, (ii) any term of any Contract (either with the Company or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (iii) any other Contract or any Order of any court or administrative agency binding on the Shareholder and relating to or affecting the right of such Shareholder to be employed by or serve as a director, officer, consultant or employee to the Company. No such Contract or Order conflicts with such Shareholder’s obligations to use his or her best efforts to promote the interests of the Company nor does the execution and delivery of this Agreement, nor such Shareholder’s carrying on the Company’s business as a director, officer, consultant or employee of the Company, conflict with any Contract or Order.
3.3    Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending or, to such Shareholder’s Knowledge, threatened against such Shareholder, and, to such Shareholder’s Knowledge, there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation.
3.4    Shareholder Agreements. No Shareholder is a party to or has Knowledge of any Contracts relating to the acquisition, disposition, registration under the Securities Act or voting of the securities of the Company.
3.5    Prior Legal Matters. No Shareholder has been (a) within the past six years subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Order (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (e) denied health and/or life insurance for any reason.
3.6    Authority of Shareholders. This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.
4.    Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Shareholders that the following representations are true, correct and complete as of the Closing Date:
4.1    Organization, Good Standing, Qualification and Power. The Purchaser has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and has all requisite authority to carry on its business as presently conducted. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

4.2    Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. As of the date this Agreement is executed, Purchaser has the financial wherewithal to comply with all of its obligations under this Agreement, including without limitation the payment of the Purchase Price, and has no knowledge of any circumstance or set of circumstances that could render it unable to pay the Purchase Price.
5.    Covenants.
5.1    Post-Closing Publicity. Following the Closing, no Shareholder shall make any public disclosure or comment regarding the terms of this Agreement or the transactions contemplated herein without the prior approval of the Purchaser except as may be required by Applicable Law or by any Governmental Body.
5.2    Tax Returns; Liability for Taxes; Other Tax Matters.
(a)    Purchaser shall prepare or cause to be prepared, at the expense of the Shareholders (which shall be paid out of the Escrow Funds), any Tax Return that is required to be filed by or on behalf of the Company after the Closing Date with respect to any Pre-Closing Tax Period or any Straddle Period, and shall deliver a copy of such Tax Return to Agent at least thirty (30) days prior to the due date for filing any such Tax Return (after giving effect to any valid extensions of time in which to make such filings) for Agent’s review. Purchaser shall consider in good faith any reasonable comments made by the Agent at least fifteen (15) days prior to the due date for filing any such Tax Return (after giving effect to any valid extensions of time in which to make such filings). Purchaser shall file or cause to be filed such Tax Return with the appropriate Governmental Body and will provide a copy of such filed Tax Return to Agent; provided that the Shareholders shall pay to the Purchaser any Pre-Closing Taxes payable with respect to such Tax Return at least three days prior to the due date for filing such Tax Return.
(b)    The Company, the Purchaser, the Shareholders and the Agent shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns (including any Tax Returns required to be filed with respect to the Section 338(h)(10) Election), and in resolving all disputes and audits with respect to all taxable periods relating to Taxes of the Company, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.
(c)    The Shareholders shall pay, when due, all Taxes, conveyance fees, recording charges and other charges (including any penalties and interest) arising out of or related in any way whatsoever to the sale of the Capital Stock under this Agreement including, but not limited to, all transfer, sales and transaction Taxes however designated. The Shareholders will, at their own expense, file all necessary Tax

Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(d)    The Company and each Stockholder shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the shares of the Capital Stock hereunder (collectively, a ‘‘Section 338(h)(10) Election’’), and on or prior to the Closing Date, the Stockholders shall deliver, or cause the Company to deliver, to Purchaser a duly executed and completed Section 338(h)(10) Election, in form and substance reasonably satisfactory to the Purchaser. Stockholders shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. Stockholders shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Section 1374 of the Code, (ii) any Tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(2), or (iii) any state, local, or foreign Tax imposed on the Company’s gain. In the event that Purchaser elects to make a 338(h)(10) election, Purchaser shall reimburse and make whole the Stockholders with respect to any additional Taxes incurred by the Stockholders as a result of such election.
(e)    In the event of a conflict between this Section 5.2 and any other provisions of this Agreement, the provisions of this Section 5.2 shall control.
5.3    Releases. Effective as of the Closing, each Shareholder, on behalf of himself and his heirs, executors, estates, devisees, Affiliates, and each of their respective heirs, executors, estates, devisees, successors and assigns (each, a “Releasor”), and in his capacity as a Shareholder, director, officer, service provider or employee of the Company, hereby releases, acquits and forever discharges, to the fullest extent permitted by applicable law, the Company, the Purchaser and each of their respective current and past officers, directors, shareholders, partners, Affiliates, service providers and employees (each, a “Company Releasee”) of, from and against any and all obligations, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to the Closing Date, including pursuant to any employment agreement, severance agreement, bonus award agreement, option or other equity incentive award agreement, letter agreement, indemnification agreement, other Contract or the Organizational Documents of the Company except for (a) rights and claims arising from or in connection with this Agreement or any Transaction Document and (b) accrued benefits under employee benefit plans to which such Releasor is entitled or for any unpaid salary, expense reimbursement, or any similar employee-related benefits for the current payroll period or applicable benefit period that commenced prior to the Closing Date, in each case as compensation for services rendered as an employee of the Company in the ordinary course of the business of the Company.

5.4    Restrictive Covenants. Confidentiality. Each Shareholder shall not, at any time, directly or indirectly, use for any purpose, divulge, furnish, or make accessible to any Person or Entity any confidential or proprietary knowledge or information with respect to the Purchaser’s or Company’s ownership, management, operation, accounting, finances, bookkeeping, marketing plans, customer information, and other specialized or confidential information (“Confidential Information”). Each Shareholder will use his reasonable best efforts to safeguard the secrecy of any Confidential Information. Notwithstanding the foregoing, the Shareholders may disclose Confidential Information if and only to the extent: (A) required by any request or Order of any Governmental Body or (B) otherwise required by Law; provided that, in each case, the disclosing Shareholder will first notify the Purchaser of such requirement, permit the Purchaser to contest such requirement if reasonably appropriate, and cooperate with the Purchaser in limiting the scope of the proposed disclosure and/or obtaining appropriate further means for protecting the confidentiality of Confidential Information.
(a)    Non-Solicitation. Each Shareholder (on its own behalf and on behalf of its Affiliates) shall not, for a period of five (5) years after the Closing or at any time while they are a shareholder, member, manager, director employee or officer of the Company or Purchaser or any of their respective Affiliates, as the case may be, directly or indirectly solicit, hire, nor contract with any of the customers, clients, suppliers or employees of the Company, the Purchaser or their respective Affiliates for the purpose of obtaining, using, or having a business relationship with any of them in or for the benefit of a business that is competitive with the Company, the Purchaser or their respective Affiliates, nor shall each Shareholder influence any of the customers, clients, suppliers or employees of the Company, the Purchaser or their respective Affiliates to terminate or decrease their dealings with, employment of, or employment by, the Company, the Purchaser or their respective Affiliates.
(b)    Non-Interference. Each Shareholder (on its own behalf and on behalf of its Affiliates) hereby agrees and acknowledges that: (i) each of the Purchaser and the Company has spent and will spend significant amounts of time and money developing a list of its customers, the technology, software, computer programs, methods, processes, procedures, and policies used in its business and other information that has great value to each of the Purchaser and the Company and that enhances its ability to compete in its market; (b) this information is not available to the general public; (c) each of the Purchaser’s and the Company’s competitors could not recreate or develop this information without expending substantial efforts; and (d) each of the Purchaser’s and the Company’s business would be irreparably damaged by the use of this information other than for the Purchaser’s or the Company’s benefit. Therefore, each Shareholder agrees and covenants that he will not, for a period of five (5) years after the Closing or at any time while they are a shareholder, member, director, manager, employee or officer of the Company or Purchaser or any of their respective Affiliates, as the case may be, solicit or do business with, or to attempt to solicit or do business with, in any form, any of the customers or clients of the Company, the Purchaser or their respective Affiliates, except on behalf of the Company, the Purchaser or such Affiliates.
(c)    Non-Competition. Each Shareholder (on its own behalf and on behalf of its Affiliates) further covenants that he, she or it shall not, for a period after the Closing set forth on Schedule 5.4(d) or at any time while they are a shareholder, member, director, manager, employee or officer of the Company, Purchaser or their respective Affiliates, as the case may be, within the geographical boundaries of all cities, counties, and states, within the United States, and all other countries in which the Purchaser or the Company has conducted business or otherwise has attempted to sell its products or services at any time (the “Protected Area”), directly or indirectly, engage in any way in any business similar to and/or in competition with the type of business conducted by the Purchaser, the Company or any of their respective Affiliates, for the Shareholder or any other Person, firm, or corporation, or directly or indirectly own, manage, operate, control, be employed by, participate, consult, or be connected in any manner with the ownership, management, operation, or control of any such Person or business, or solicit or influence any of the customers, clients, suppliers, or employees of the Purchaser, the Company or their respective Affiliates to terminate their dealings with the Purchaser, the Company or such Affiliate. The foregoing provision is intended to, and the parties hereby agree that it does, prohibit each Shareholder from starting, owning, managing, and being employed, by a competitive business. Each Shareholder specifically acknowledges that the Purchaser and / or the Company has been and is providing services not only across the state but in many states around the country and therefore the prohibition on competition within the Protected Area is reasonable.
(d)    Definitions. For purposes of this provision the following definitions apply: (a) “compete” means engaging in any activity, including a passive investment (except a passive investment of one percent (1%) or less in a publicly traded company), that competes with the Purchaser’s, the Company’s or their Affiliates’ present or prospective activities or aids a competitor of the Purchaser, the Company or their Affiliates in any manner whatsoever, including competing as a proprietor, partner, investor, stockholder, shareholder, member, director, officer, employee, consultant, independent contractor, or otherwise within the Protected Area; (b) “customers” of the Company include all Persons and Entities to whom the Purchaser, the Company or any of their Affiliates has sold or attempted to sell any product or rendered or attempted to render any service, whether or not for compensation, during the five (5) year period preceding the date hereof or the termination of employment or status as a stockholder or shareholder, as applicable. The Shareholders agree that for purposes of this Agreement the words “customers” and “clients” shall be given the broadest possible interpretation allowed by law for the purpose of protecting the legitimate interest of the Company.
(e)    Interim Relief. The Shareholders acknowledge that damages alone would be an insufficient remedy for the Purchaser, the Company and their Affiliates, and that the Purchaser, the Company and their Affiliates would suffer irreparable injury, if the Shareholders violate this Section 5.4. Accordingly, the Purchaser, the Company and their Affiliates, upon application to a court of competent jurisdiction, will be entitled to injunctive relief to enforce the provisions of this Section 5.4 in the event of any breach, or threatened breach, of its terms. If the Purchaser is successful in getting such relief, such violating Shareholder will reimburse the Purchaser, the Company and their Affiliates for any costs and expenses (including legal fees) incurred by the Purchaser, the Company and their Affiliates in connection therewith. The Purchaser’s, the Company’s and their Affiliates’ right to seek injunctive relief pursuant to this Section 5.4(f) will be in addition to any other remedies they may have at law or in equity. If successful, the Purchaser, the Company and their Affiliates will additionally be entitled to attorneys’ fees incurred in enforcing the provisions of this Section 5.4. No waiver of any violation of this Section 5.4 will be implied from any failure by the Purchaser, the Company or their Affiliates to take action under this subsection.
(f)    Reasonable Limitations. Although the parties understand and believe that the limitations as to time, geographical area and scope of activity contained in this Section 5.4 are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interest of the Purchaser, the Company or their Affiliates, if it is judicially determined not to be the case, such limitations will be reformed to the extent necessary to make such limitations reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interest of the Purchaser, the Company or their Affiliates.
5.5    Office Lease. Following the Closing, Purchaser shall use its commercially reasonable efforts to remove Timothy L. Schnell and Jeffrey M. Asselin as guarantors of the lease for the Company’s offices located at 1560 S. 70th Street, Lincoln, Nebraska 68506 (the “Office Lease”), such efforts to include providing reasonable security for the performance of the Company’s obligations under the Office Lease, provided that there are no changes in, or additions to, the term, costs, expenses or other obligations under the Office Lease.
5.6    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
6.    Indemnification; Remedies.
6.1    Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Transaction Document, shall survive the Closing through and until the date that is twenty-four (24) months after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Sections 2.1 (Organization), 2.2 (Capitalization), 2.3 (Subsidiaries), 2.4 (Authorization), 2.15 (Employee Matters/ERISA), 2.17 (Taxes) and 2.21 (Brokers’ and Finders’ Fees) and the representations and warranties of the Shareholders set forth in Section 3 shall survive the Closing until the expiration of the applicable statute of limitations (all of such representations and warranties of the Company and the Shareholders collectively, the “Fundamental Representations”), and the representations and warranties of the Company set forth in Section 2.7 (Intellectual Property) shall survive the Closing through and until the date that is three (3) years after the Closing Date, provided that with respect to any claim based on a breach of Section 2.7 (Intellectual Property) by a patent holding company, patent assertion entity or non-practicing entity (each, a “Patent Troll”), the representations and warranties of the Company set forth in Section 2.7 (Intellectual Property) shall survive the Closing through and until the date that is two (2) years after the Closing Date; provided, further, that solely with respect to claims for fraud, intentional misrepresentation or willful misconduct, all such representations and warranties shall survive the Closing until the expiration of the applicable statute of limitations (any such period of survival set forth in this Section 6.1, a “Survival Period”); provided further, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses (as defined below) as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 6.4 before the termination of the applicable Survival Period.
6.2    Indemnification.
(a)    Subject to Sections 6.1 and 6.5 hereof, each of the Shareholders severally, but not jointly, hereby agrees to indemnify, defend and hold harmless the Purchaser, the Company and their respective directors, managers, officers, employees, Affiliates, stockholders, shareholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Purchaser Indemnified Parties”) from and against, and to pay to the applicable Purchaser Indemnified Parties, the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, diminution in value, judgments, damages (including incidental and consequential damages), interest, fines, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third-Party Claim (as defined below), incurred or asserted against such Purchaser Indemnified Party (individually, a “Loss” and, collectively, “Losses”) based upon, arising out of, relating to or resulting from:
(i)    the failure of any of the representations or warranties made by the Company and/or any Shareholder in this Agreement, any certificate delivered pursuant hereto or in any Transaction Document to be true and correct at and as of the date hereof;
(ii)    the breach of any covenant or other agreement on the part of the Company and/or any Shareholder under this Agreement, any certificate delivered pursuant hereto or any Transaction Document;
(iii)    any Pre-Closing Taxes;
(iv)    any claim by any Person based upon, arising out of, relating to or resulting from the ownership of or an interest in or to the Equity Interests of the Company;
(v)    the failure of any item set forth in the Closing Certificate to be accurate, true and correct in all respects as of the Closing Date;
(vi)    any liability of the Shareholders or the Company for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement;
(vii)    any payment or consideration arising under any consents, waivers, notices or approvals of any party under any Contract that requires by its terms such consent, waiver, notice or approval in connection with the transactions contemplated in this Agreement; or
(viii)    any claim by any Person based upon, arising out of, relating to or resulting from the purported ownership by any current or former employee or consultant of the Company’s Intellectual Property.
(b)    The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, (i) the Purchaser Indemnified Parties shall have no obligation to seek indemnification from the Company irrespective of whether such Claim results from an action or inaction by the Company or the Shareholders, (ii) the Shareholders shall have no right of contribution from the Company irrespective of whether such

Claim results from an action or inaction by the Company or the Shareholders and (iii) there shall be no proration of the obligation to pay any Losses between the Company and the Shareholders and, irrespective of whether such Claim results from an action or inaction by the Company or the Shareholders, the Shareholders shall be solely responsible for any such Losses.
(d)    In the case of a Third-Party Claim, the Purchaser Indemnified Parties shall be entitled to recover Losses based upon, arising out of, relating to or resulting from any allegation that, if true, would constitute a claim for which the Purchaser Indemnified Parties would be entitled to recovery under this Section 6.2.
(e)    The amount of Losses to which a claim relates shall be calculated without giving effect, solely for the purpose of calculating any Losses in respect thereof, to any qualifications as to “materiality”, “material” or “Material Adverse Effect”.
6.3    Indemnification for Purchaser Breaches.
(a)    Subject to Sections 6.1 and 6.5 hereof, the Purchaser hereby agrees to indemnify, defend and hold harmless the Shareholders, their respective Affiliates, agents, attorneys, representatives, successors and assigns (collectively, “Shareholder Indemnified Parties”) from and against any and all Losses based upon, attributable to or resulting from:
(i)    the failure of any of the representations or warranties made by the Purchaser in this Agreement, any certificate delivered pursuant hereto or in any Transaction Document to be true and correct in all respects at and as of the date hereof; or
(ii)    the breach of any covenant or other agreement on the part of the Purchaser under this Agreement, any certificate delivered pursuant hereto or any Transaction Document.
(b)    The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
6.4    Indemnification Procedures.
(a)    A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought, provided that with respect to any claim against the Shareholders generally or any Shareholder specifically, the Purchaser may provide notice to the Agent, on behalf of the Shareholder(s), which notice shall be deemed having been provided to such Shareholder(s).
(b)    In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 6.2 or 6.3 hereof (regardless of the limitations set forth in Section 6.5 hereof) (a “Third-Party Claim”), the indemnified party shall as soon as practicable (but in any event no later than thirty (30) days after such Action shall be instituted) cause written notice of the institution or assertion of any Third-Party Claim of which it has knowledge which is covered by Section 6.2 or 6.3 hereof to be forwarded to the indemnifying party, provided that if the Shareholders are the indemnifying party, such notice shall be forwarded to Agent. The failure of the indemnified party to give timely notice of any Third-Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can reasonably demonstrate actual loss or prejudice as a result of such failure and then only to the extent of such loss or prejudice. Regardless of which party is the indemnifying party, Purchaser shall have the right, at the sole expense of the indemnifying party, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder. If the indemnified party defends any Third-Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third-Party Claim upon submission of periodic bills. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim.
(c)    After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of such sums so due and owing to the indemnified party in accordance with Section 6.6 hereof; provided, however, that the indemnified party may not settle, or consent to entry of a judgment of, a Third-Party Claim without the written consent of the indemnifying party.
6.5    Limitations on Indemnification for Breaches of Representations and Warranties.
(a)    With respect to indemnification claims brought against any Shareholder pursuant to Section 6.2(a)(i) hereof, the Shareholders’ maximum aggregate liability with respect to claims arising out of Section 6.2(a)(i), other than as otherwise expressly set forth herein, shall be limited to the Escrow Funds; provided, that with respect to claims based upon the representations and warranties of the Company set forth in Section 2.7 (Intellectual Property) (other than claims from Patent Trolls which shall be limited to the Escrow Funds), the Shareholders’ maximum aggregate liability shall be $4,000,000; provided, further that with respect to claims based upon the Fundamental Representations or fraud, intentional misrepresentation or willful misconduct, the Shareholders’ maximum aggregate liability shall be the net after-tax Purchase Price received.
(b)    With respect to indemnification claims brought against any Shareholder pursuant to Section 6.2(a)(i) hereof, the Purchaser Indemnified Parties shall not have the right to be indemnified pursuant to Section 6.2(a)(i) (excluding with respect to the Fundamental Representations, fraud, intentional misrepresentation or willful misconduct) unless and until the Purchaser Indemnified Parties shall have incurred, on a cumulative basis following the Closing, Losses in excess of $200,000 (the “Basket”) in which event the right to be indemnified shall apply to all Losses (i.e., inclusive of the amount of the Basket).

(c)    With respect to indemnification claims brought against Purchaser pursuant to Section 6.3(a)(i) hereof, the Purchaser’s maximum aggregate liability with respect to claims arising out of Section 6.3(a)(i) shall be limited to the Escrow Funds. In addition, with respect to indemnification claims brought against Purchaser pursuant to Section 6.3(a)(i) hereof, the Shareholder Indemnified Parties shall not have the right to be indemnified pursuant to Section 6.3(a)(i) unless and until the Shareholder Indemnified Parties shall have incurred, on a cumulative basis following the Closing, Losses in excess of the Basket, in which event the right to be indemnified shall apply to all Losses (i.e., inclusive of the amount of the Basket)
6.6    Indemnity Payments. Any payment that any Shareholder is obligated to make to any Purchaser Indemnified Parties, or that the Purchaser is obligated to make to any Shareholder Indemnified Parties, pursuant to this Section 6 shall be paid by the Shareholders or the Purchaser by wire transfer of immediately available funds within ten (10) days after the date notice of any sums due and owing is delivered to Agent by the Purchaser or to Purchaser by the Agent (the “Indemnity Payment Period”). The Purchaser shall, in its sole discretion, be entitled to choose to set off any amount to which it may be entitled under this Section 6 against any amount otherwise payable to any Shareholder.
6.7    Procedures for Claims Against, and Distributions of, Funds Deposited with Escrow Agent.
(a)    Claims. At the time a Purchaser Indemnified Party gives, or at any time after a Purchaser Indemnified Party gives, Agent written notice of such Purchaser Indemnified Party’s indemnification claim hereunder, the Purchaser may make a written claim against the Escrow Funds (a “Claim”) by delivering written notice of the same (the “Claim Notice”) to the Escrow Agent as more particularly provided in the Escrow Agreement (in which event the Purchaser will provide a copy of such Claim Notice to Agent). Any such Claim Notice will include a brief description of the Claim and the amount (which may be estimated) of the Claim. Upon receipt of a Claim Notice, the Escrow Agent will, as more particularly provided in the Escrow Agreement, segregate from the Escrow Funds into a separate account (the “Pending Claims Account”) a portion of the Escrow Funds as necessary to satisfy and pay the amount of the Claim as stated in the Claim Notice. The Escrow Agent will distribute the Escrow Funds in accordance with the terms of the Escrow Agreement.
(b)    Final Distribution. On the date that is twenty-four (24) months after the Closing Date, following receipt by the Escrow Agent of a joint written instruction executed by the Purchaser and Agent, the Escrow Funds, less all amounts then segregated in a Pending Claims Account, will be eligible for distribution based upon each Shareholder’s Percentage.
(b)    Any amounts required to be paid by the Shareholders to a Purchaser Indemnified Party pursuant to a claim for indemnification pursuant to Section 6 for which the Shareholders are severally liable in proportion to their respective Percentage (excluding any claims for indemnification made against a specific Shareholder for any inaccuracy in or breach of any representation or warranty of, or for the breach or non-fulfillment of any covenant, agreement or obligation required be performed by, such specific Shareholder) shall be first satisfied from the Escrow Funds, in accordance with the terms hereof and of the Escrow Agreement, until the Escrow Funds are reduced to $0.00 (due to the release of such funds pursuant to this Section 6.7 or otherwise), and thereafter, such amounts shall be payable directly by the

Shareholders (subject to the limitations set forth herein, to the extent applicable) in proportion to their respective Percentages.
6.8    Tax Treatment of Indemnity Payments. The Company, the Shareholders and the Purchaser agree to treat any indemnity payment made pursuant to this Section 6 as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Section 6 (including this Section 6.8) is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).
6.9    Exclusive Remedy; Further Limitations. Except for equitable remedies, the indemnification provisions set forth in this Section 6 shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims from and after the Closing Date arising out of the subject matter of this Agreement.
7.    Agent.
7.1    Appointment of Agent. Each Shareholder hereby appoints Timothy L. Schnell as the agent and attorney-in-fact of the Shareholders to take the actions set forth herein. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Shareholders. Agent shall have the authority:
(a)    to consummate the transactions contemplated herein and to pay such Shareholders’ expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred prior to, on or after the date of this Agreement);
(b)    to give and receive notices and communications;
(c)    to authorize or object to delivery to Purchaser or any other Purchaser Indemnified Person of cash from the Escrow Funds in satisfaction of claims by Purchaser or any other Purchaser Indemnified Person and to distribute any funds payable by Purchaser under this Agreement that are for the benefit of Shareholders which are released from the Escrow Funds for the benefit of the Shareholders pursuant to the provisions of this Agreement;
(d)    to deduct and/or hold back any funds that may be payable to any Shareholder pursuant to the terms of this Agreement and the Escrow Agreement in order to pay any amount that may be payable by such Shareholder hereunder, in each case on a basis consistent with their Percentage;
(e)    to make any determinations, agree to, negotiate and enter into settlements and compromises of, any matters contemplated by this Agreement, including in connection with the determination or the adjustment of, or any other matter pertaining to, the Purchase Price;

(f)    to demand arbitration and comply with Orders and awards of arbitrators with respect to any matters contemplated by this Agreement;
(g)    to assert any claim to recover Losses of Shareholders, including for indemnification pursuant to Section 6;
(h)    to execute and deliver on behalf of such Shareholder any amendment or waiver to the terms of this Agreement;
(i)    to disburse funds to third parties for expenses and liabilities;
(j)    to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors;
(k)    to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing or required by the terms of this Agreement or the Escrow Agreement; and
(l)    to do each and every act and exercise any and all rights which such Shareholder, or any or all of the Shareholders collectively, are permitted or required to do or exercise under this Agreement.
This grant of authority (including the appointment of agency and this power of attorney) (i) is coupled with an interest and will be irrevocable and will not be terminated by any Shareholder or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of any Shareholder or the occurrence of any other event, and any action taken by Agent will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not any Shareholder or Agent will have received any notice thereof and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Shareholder of the whole or fraction of his, her or its interest in the Escrow Funds. A new Agent may be designated by the holders at Closing of a majority in interest of the Escrow Funds upon not less than ten days’ prior written notice to Purchaser. No bond shall be required of Agent, and Agent shall receive no compensation for its services from Purchaser, Surviving Corporation or any of their Affiliates (provided that no such Persons are Shareholders) after the Closing. Notices or communications to or from Agent shall constitute notice to or from each of the Shareholders. Prior to the date hereof, the Company has provided to Purchaser a true, correct and complete copy of the engagement letter dated as of the date hereof appointing Agent.
7.2    Liability of Agent. The Shareholders shall severally but not jointly indemnify, defend and hold the Agent harmless against any Loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Agent and arising out of or in connection with the acceptance or administration of its duties hereunder, including the reasonable fees and expenses of any third party retained by Agent.
7.3    Acceptance of Appointment; Survival of Immunities. By his, her or its signature to this Agreement, the initial Agent hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as Agent and to discharge the duties and responsibilities of Agent pursuant to the terms of this Agreement. All of the immunities and rights to indemnification granted to the Agent Group under this Agreement shall survive (i) the resignation or removal of Agent or any member of the Advisory Group, and (ii) the Closing and/or any termination of this Agreement.
7.4    Actions of Agent. A decision, act, consent or instruction of Agent shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each such Shareholder, and the Escrow Agent, Purchaser and Company may rely upon any decision, act, consent or instruction of Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent, Purchaser and Company are hereby irrevocably relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Agent. The Shareholders acknowledge that Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.
8.    Miscellaneous.
8.1    Successors and Assigns. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party thereto without the prior written consent of the other parties hereto. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
8.2    Governing Law. This Agreement and all matters arising directly or indirectly hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed in such State without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.
8.3    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
(a)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Travis County in the State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.6.

(c)    EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.4    Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or .PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
8.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address and/or facsimile number set forth below, or to such other address or facsimile number as subsequently modified by written notice given in accordance with this Section 8.6.
If to the Purchaser:
Q2 Software, Inc.
13785 Research Blvd, Suite 150
Austin, TX 78750
Attention: Barry Benton
Facsimile: (512) 275-1726

If notice is given to Purchaser, or the Company following the Closing, a copy shall also be given to:

DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, TX 78701
Attention: John J. Gilluly III, PC
Facsimile: (512) 721-2290

If to the Company prior to the Closing, to:
Centrix Solutions, Inc.
1560 S. 70th Street
Lincoln, NE 68506
Attention: Timothy L. Schnell
Facsimile: (402) 488-3954

If notice is given to the Company prior to the Closing, a copy shall also be sent to:
DeMars, Gordon, Olson Zalewski & Wynner
Suite 800 Federal Trust Building
134 South 13th Street
P.O. Box 81607
Lincoln, NE 68501
Attention: William E. Olson
Facsimile: (402) 438-6329

If to the Agent or to a Shareholder to:

Timothy L. Schnell

6201 Oak Hollow
Lincoln, NE 68516

8.7    Fees and Expenses. Except for the Company Transaction Expenses, which, assuming the Closing occurs, shall be paid by the Purchaser pursuant to Section 1.2(d)(ii) and deducted from the Purchase Price pursuant to Section 1.1 and any expenses which shall be paid by the indemnifying party pursuant to Section 6, each of the parties hereto shall bear its own fees and expenses incurred in connection with the transactions contemplated hereunder.
8.8    Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, and in all instances of a further appeal of an underlying action.
8.9    Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the written consent of the Purchaser and (i) prior to the Closing the Company and the Agent or (ii) following the Closing, the Agent. Compliance with any term or provision of this Agreement in which a party was or is obligated to comply may be waived by the Purchaser, on its own behalf, and following the Closing on behalf of the Company, by the Company prior to the Closing, by the Company on its owns behalf, or by Agent, on behalf of the Shareholders and on its own behalf. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon each of the parties hereto and their successors and assigns.
8.10    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
8.11    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
8.12    Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
8.13    Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY: CENTRIX SOLUTIONS, INC. By: /s/ Timothy L. Schnell Timothy L. Schnell President

AGENT

/s/ Timothy L. Schnell
Timothy L. Schnell

SHAREHOLDERS:

/s/ Timothy L. Schnell
Name: Timothy L. Schnell

/s/ Jeffrey M. Asselin
Name: Jeffrey M. Asselin

/s/ Bradley S. Johnson
Name: Bradley S. Johnson

/s/ Steven S. Bartels
Name: Steven S. Bartels

/s/ Austin L. Schnell
Name: Austin L. Schnell

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER: Q2 SOFTWARE, INC. By: /s/ Matthew P. Flake Matthew P. Flake President and Chief Executive Officer

Signature Page to Stock Purchase Agreement